Exhibit 99.01

MGT Capital Investments to Merge with Tera Group

Transaction to Create the First Publicly Traded U.S. Bitcoin Derivatives Exchange

HARRISON, NY (February 27, 2015) MGT Capital Investments, Inc. (NYSE MKT: MGT) announced today that it has entered into a Letter of Intent (“LOI”) with Tera Group, Inc., (“Tera”) owner of TeraExchange, LLC, a Swap Execution Facility regulated by the Commodity Futures Trading Commission (“CFTC”). Pursuant to the LOI, both companies will work diligently to finalize and execute a definitive agreement by March 16, 2015.

MGT will then file a combination S-4 Prospectus and Proxy Statement with the Securities and Exchange Commission. Under the contemplated terms of the agreement, and subject to stockholder approval, MGT will issue shares of its common stock to the current owners of Tera, representing 70% of the pro forma equity of the combined companies at closing.

Tera has played a leading role in the development of bitcoin derivatives. In September 2014, Tera launched on TeraExchange the first regulated Bitcoin derivative products, and a spot Bitcoin price index. Trading of USD/Bitcoin derivatives is subject to the rules and regulations of TeraExchange and the CFTC. The Tera Bitcoin Price Index (“TeraBit”) employs a dynamic algorithm that compiles and filters data on a real-time basis from a number of widely utilized global Bitcoin spot exchanges. The TeraBit Index will be used as the settlement rate for USD/Bitcoin derivatives transactions.

“Growing consumer and merchant adoption of bitcoin is driving demand for regulated capital markets solutions. By combining with MGT, Tera will create a unique public offering to support the essential infrastructure needed for a vibrant global bitcoin ecosystem,” said Christian D. Martin, Chairman, Chief Executive Officer and Co-Founder of Tera.

“The proposed merger with Tera gives immediate and future value to our stockholders, while creating a robust platform for the growth of the industry’s first publicly listed bitcoin derivatives exchange,” said H. Robert Holmes, Chairman of MGT’s board of directors, “The Bitcoin industry attracted over $400 million of investment capital from some of the world’s most prominent investors over the past 12 months; we see our move today as further progress in the broader adoption of the industry.”

Tera is led by a talented management team with a combined 47 years of experience in capital markets and derivative products, 43 years in legal and regulatory, and 46 years in technology development and engineering.

Mr. Martin spent more than 20 years in senior trading and management positions at Merrill Lynch and Bank of America, where he was responsible for global trading desks of interest rates, credit, and financing - securities lending transactions.

President, COO and Co-Founder Leonard T. Nuara was formerly a shareholder in the international law firm of Greenberg Traurig LLP. Prior to that, he was Chair of the Technology and Intellectual Property Group at Thacher Proffitt & Wood LLP. He is a nationally recognized leader in the technology and intellectual property fields.

Chief Commercial Officer John Maguire spent 18 years at Goldman Sachs, where he held various roles, including interest rate and cross asset derivative sales, marketing, and business development. Mr. Maguire is also the former Global Head of Trading at Bridgewater Associates, the largest hedge fund in the world.

Source Capital Group, Inc. acted as sole financial advisor to Tera Group.

About MGT Capital Investments, Inc.

MGT Capital and its subsidiaries operate social and real money gaming sites online and in the mobile space, including ownership of the 3rd largest daily fantasy sports wagering platform, www.DraftDay.com.  The Company also offers games of skill through www.MGTplay.com and social casino games with SlotChamp™, and also operates an online portal for fantasy sports news and commentary, www.FantasySportsLive.com.  MGT also launched Daily Fantasy Legend in partnership with Facebook to become the First Daily Fantasy Platform on Social Media.  In addition, the Company owns intellectual property relating to slot machines and has asserted its claims via patent infringement lawsuits.

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About Tera Group, Inc.

Tera Group owns TeraExchange LLC, a Swap Execution Facility (SEF) regulated by the Commodity Futures Trading Commission and provides market participants with access to Bitcoin derivatives, interest rate swaps, credit default swaps and non-deliverable forwards. TeraExchange is a global pioneer in the derivatives marketplace and provides a multi-asset class platform for trading of an array of financial instruments.

Tera and TeraExchange are registered servicemarks and TeraBit is a servicemark of Tera.

Forward-looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company Contacts

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

rtraversa@mgtci.com

914-630-7431

Tera Group, Inc.

Simon Hylson-Smith

Paragon Public Relations

shs@paragonpr.com

646.558.6226

http://www.teraexchange.com/